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                                                                    EXHIBIT 3.2

                                                      Registration No. EC 10930

                                    BERMUDA

                          CERTIFICATE OF INCORPORATION
                               ON CHANGE OF NAME

I HEREBY CERTIFY that in accordance with the provisions of section 10 of the Companies Act 1981 ADT Limited by resolution and with the approval of the Registrar of Companies has changed its name and was registered as TYCO INTERNATIONAL LTD. on the 2nd day of July 1997.

SEAL OF THE REGISTRAR                    Given under my hand and the Seal of the
OF COMPANIES, BERMUDA                    REGISTRAR OF COMPANIES this 2nd
                                         day of July, 1997.

                                         Pamela L. Adams
                                         for Registrar of Companies